Exhibit 99.1

RENTECH, INC.

For Immediate Release
March 23, 2007

Rentech Appoints Michael S. Burke to its Board of Directors

Los Angeles, California - Rentech, Inc. (AMEX:RTK) announced today that it has appointed Michael S. Burke to its Board of Directors effective March 22, 2007.  Mr. Burke was also appointed as the Chair of the Audit Committee. Mr. Burke is currently the Executive Vice President, Chief Corporate Officer and Chief Financial Officer of AECOM Technology Corporation, a global provider of professional technical and management support services to government and commercial clients with approximately 28,000 employees worldwide.

“Mike brings a wealth of operational and financial experience to help us guide our Company forward,” stated D. Hunt Ramsbottom, President and CEO of Rentech, Inc. “Mike’s industry experience will be a tremendous asset for the Company as we continue to focus on our commercialization strategy.”

Mr. Burke is responsible for finance and accounting, legal, human resources, information technology, communications, corporate strategy, and mergers and acquisitions at AECOM. Prior to joining AECOM, Mr. Burke was with the accounting firm KPMG LLP for 15 years where he served in various senior leadership positions, including as a member of KPMG’s Board of Directors from 2000 through 2005. While on the KPMG Board of Directors, Mr. Burke served as the Chairman of the Board Process and Governance Committee and a member of the Audit and Finance Committee.

Mr. Burke will fill Mr. Thomas L. Bury’s seat on the Board of Directors and stand for election for a three year term at the Rentech 2008 Annual Meeting of Shareholders. Mr. Bury resigned from the Board of Directors on March 22, 2007.

About Rentech, Inc.

Rentech, Inc., a Colorado corporation formed in 1981, offers energy independence solutions utilizing American resources to economically produce ultra-clean fuels. To execute this strategy, it utilizes its patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, coal and other solid or liquid carbon-bearing materials into clean-burning, ultra-low sulfur and ultra-low aromatic fuels.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the Company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.